Exhibit 10.22

Equity Transfer Agreement

Transferor: Zhejiang Kandi Vehicles Co., Ltd.

Transferee：Geely Technology Group Co., Ltd

Through friendly negotiation, the transferor and the transferee have signed the following agreement on the transferor's transfer of its equity in Fengsheng Automotive Technologies Group Co., Ltd (hereinafter referred to as the "target company") to the transferee:

1. The transferor will transfer 22% of the equity of the subject company (hereinafter referred to as "the subject equity") to the transferee.

2. The price of this equity transfer is RMB 308 million.

3. Both parties shall cooperate with each other to complete the industrial and commercial change registration procedures corresponding to the subject equity within 15 days after the signing of this agreement. The transferee shall pay 50% of the equity transfer price within five working days from the date of completion of the corresponding registration procedures for industrial and commercial change of the subject equity, and the remaining price shall be paid within six months from the date of completion of the registration of industrial and commercial change. The transferee shall become the shareholder of the subject company from the date when the subject equity completes the corresponding industrial and commercial change registration procedures, and shall have all the shareholders' rights in accordance with the law, this Agreement and the articles of association of the subject company. The company's capital reserve, surplus reserve and accumulated undistributed profits shall be owned by the transferee according to the proportion of the equity of the target company held by the transferee after the equity transfer.

4. This equity transfer involves the unpaid subscribed capital contribution, which shall be paid in full and on schedule by the transferee according to the articles of association.

5. After the equity transfer, the transferor will no longer have the shareholders' rights and undertake the corresponding shareholders' obligations; while the transferee owns the shareholders' rights in accordance with this agreement, transferee must undertake the shareholders' obligations. However, if new issues occur in the subject company due to the relevant matters occurred during the joint venture period or existing during the joint venture period, the transferor shall be obliged to assist.

6. This Agreement shall take effect from the date of signing by both parties. In case of dispute arising from the performance of this agreement, the dispute shall be settled by the people's Court of the place where the subject company is located.

7. This agreement is made in duplicate, one for each party, with the same legal effect.

Transferor: Zhejiang Kandi Vehicles Co., Ltd.	Transferee：Geely Technology Group Co., Ltd

Corporate seal affixed	Corporate seal affixed

Date: February 18, 2021